Exhibit 99.1

Madison Bancorp, Inc. Reports Results

for the Quarter Ended June 30, 2013

For More Information Contact

Michael P. Gavin

(410) 529-7400

Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $15,000 or $0.03 per basic and diluted common share for the three months ended June 30, 2013 as compared to a profit of $70,000 or $0.12 per basic and diluted common share for the three months ended June 30, 2012.

Balance Sheet

Total assets increased $133,000, or 0.1%, from $149.9 million at March 31, 2013, to $150.0 million at June 30, 2013 primarily due to an $884,000, or 1.1%, increase in net loans receivable, offset by an $893,000, or 1.6%, decrease in investment securities available for sale.

Total deposits decreased by $1.0 million, or 0.8%, to $133.6 million at June 30, 2013 from $134.7 million at March 31, 2013. This was primarily due to a decrease in our higher cost certificates of deposit, partially offset by increases in NOW and money market deposit accounts and noninterest-bearing deposits.

Income Statement

Net income was $15,000 for the three months ended June 30, 2013, compared to $70,000 for the three months ended June 30, 2012. The decrease in net income for the current quarter was primarily the result of a decrease in interest revenue resulting from a reduction in interest and fees on loans and a decrease in noninterest revenue resulting from a reduction in gains on the sale of investment securities. These decreases to income were partially offset by decreases to both interest and noninterest expenses.

Net interest income after provision for loan losses, which excludes noninterest revenue and expense items, was $859,000 for the three months ended June 30, 2013, compared to $839,000 for the three months ended June 30, 2012. The increase of $20,000, or 2.4%, in net interest income after provision for the current quarter was primarily the result of decreases in interest expense and provision for loan losses, partially offset by decreases in interest revenue on loans, including fees, and investment securities available-for-sale.

President and Chief Executive Officer Michael P. Gavin commented, “While we are pleased with our continued profitability, we remain practical and must consider the many challenges still facing the banking industry as a whole. These challenges include a struggling economy, the continuation of historically low interest rates and a weak housing market coupled with the added challenges of navigating regulatory headwinds. We will, however, continue to make efforts to enhance our performance by relying on our established areas of expertise: focusing on asset quality, managing our expenses and providing quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc. Consolidated Statements of Financial Condition

	June 30,	March 31,
	2013	2013
	(Unaudited)	(Audited)

Assets
Cash and cash equivalents	$4,909,629	$4,813,136
Certificates of depoisit	501,932	499,862
Investment securities, available for sale	55,388,699	56,282,175
Loans receivable, net	84,424,380	83,540,352
Foreclosed real estate	0	55,000
Premises and equipment, net	3,491,430	3,538,379
Other assets	1,318,465	1,172,942
Total assets	$150,034,535	$149,901,846

Liabilities and Shareholders' Equity
Deposits	$133,631,756	$134,655,798
Other liabilities	2,846,089	985,960
Total liabilities	136,477,845	135,641,758
Total shareholders' equity	13,556,690	14,260,088
Total liabilities & shareholders' equity	$150,034,535	$149,901,846

Consolidated Statements of Operations

	For The Three Months Ended
	June 30,	June 30,
	2013	2012
	(Unaudited)	(Unaudited)

Interest revenue	$1,192,134	$1,381,914
Interest expense	313,070	438,963
Net interest income	879,064	942,951
Provision for loan losses	20,000	104,000
Net interest income after provision for loan losses	859,064	838,951
Noninterest revenue	41,413	147,691
Noninterest expense	885,892	916,297
Income before tax expense	14,585	70,345
Income tax expense	0	0
Net income available to common shareholders	$14,585	$70,345

Earnings per common share - basic	$0.03	$0.12
Earnings per common share - diluted	$0.03	$0.12